Diversified Corporate Resources Announces Favorable Ruling in Lawsuit and Departure of Chief Financial Officer

[15th January 2004 ]

DALLAS, January 15th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR) announces that a Directed Verdict on all counts against the Company was recently rendered in the Company's favor in the United States Bankruptcy Court for the Northern District of Texas in connection with in the Ditto Properties litigation. The lawsuit, which had been pending against the Company for over eight years, alleged damages in excess of $32,000,000. J. Michael Moore, Chairman and Chief Executive Officer of Diversified commented that "we are delighted with the Court's ruling in this matter. This lawsuit has represented a strain on the Company in terms of time, energy and financial resources, however, it all comes down to the character of an organization - sometimes you have to resolve to fight for what you believe in"

In unrelated news, it is with equal parts pride and sadness that the Company announces the departure, effective on January 15, 2004, of its Chief Financial Officer Kenneth E. Dopher. Mr. Dopher has accepted a position as Vice President of Finance and Accounting at Sony Online Entertainment, a San Diego-based unit of Sony Corporation. Mr. Moore stated that "It reflects well on our organization and the quality of our personnel that Mr. Dopher has been given the opportunity to work for one of the worlds premier companies." Michael C. Lee, currently Director of Accounting and Finance, will replace Mr. Dopher as interim Chief Financial Officer. Mr. Lee holds a Masters Degree in Accounting from the University of Texas, and has been instrumental in revising the Company's cash management procedures. Mr. Moore adds" we look to Mike Lee to step up in his new responsibilities with the same enthusiasm, skill and dedication which he brought to the past challenges the Company entrusted to him."

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.